EXHIBIT 99.1 – Shareholder Communications Letter

(First South Bancorp, Inc. Letterhead)

September 2, 2016

Dear Shareholder,

On behalf of the Board of Directors, I am excited to provide this report showing the continued financial progress of our Company, and to update you on the execution of our strategic vision of becoming the community bank of choice in the markets we serve. It is the Board’s goal to provide more frequent communication with you in the future and this letter will serve to initiate this process.

Earnings Momentum Remains Quite Strong

With respect to financial performance for 2016 year-to-date and second quarter, your Company reported the following highlights in our July 21st press release:

➢	Solid profitability, with quarterly earnings up 42% to $0.17 per share and year-to-date earnings up 60% to $0.32 per share compared with prior year periods
➢	Quarterly returns on average assets (“ROAA”) and average equity (“ROAE”) of 0.68% and 7.55%, respectively, up significantly from last year
➢	Strong loan growth of $30 million in the second quarter and $62 million year-to-date 2016. Net portfolio growth of $188 million over the last eighteen months
➢	Continued consistent improvement in asset (“credit”) quality
➢	Continued deposit growth with a strong increase in non-interest bearing deposits
➢	Expansion of our net interest margin
➢	Increased quarterly cash dividend payment rate to $0.03 per share, a 20% increase

Profitability measures of ROAA and ROAE for First South Bank have been steadily improving and are now in line or exceed the median ratios for North Carolina banks and savings institutions1. Given our strong earnings momentum and the strategy we are implementing, we expect our profitability metrics to improve as we continue to grow and realize further operating efficiency.

Transformative Strategic Plan

I am reminded that it was just four years ago, in September 2012, that your Board of Directors and management team began implementing several strategic initiatives to strengthen core areas of the Bank and better position our Company for profitable growth. Such initiatives included:

➢	Improving the quality of our earning assets
➢	Enhancing the geographic footprint and customer base
➢	Investing in new and existing markets to grow the franchise
➢	Executing plans to improve financial performance and build shareholder value

1 Source: SNL Financial data showing annualized ROAA and ROAE ratios for 57 NC financial institutions as of June 30, 2016.

Challenging Times Require Thoughtful Decisions

The Great Recession was the ultimate stress test, and we passed. Not only that, we emerged a much better bank. One of the more difficult (but appropriate) decisions your Board of Directors made in 2012 was to sell $46 million of problem loan assets. That sale resulted in a significant financial loss, but alleviated the Company of problems which could have been a drag on earnings for years and put us on a much faster path to recovery. With asset quality issues behind us, we were able to focus once again on growing our Company. From the December 31, 2013 low point of $675 million, total assets of First South Bancorp have grown $286 million to $961 million at quarter end June 30, 2016. The increase was attributable to organic growth and the December 2014 acquisition of branch offices from Bank of America.

Expanding, Investing, and Executing

Through the acquisition of the Bank of America branches, we gained a significant amount of low cost deposits, more than doubled our customer base, and inherited the on-going expenses of operating nine additional offices. The successful execution of the branch strategy would take time. Your Board of Directors was willing to accept the risks associated with executing this strategy in return for enhancing the franchise value by acquiring customers in seven new markets and the prospect of future earnings growth as our Company put those low cost deposits to work in the loan portfolio. In using those new deposits to generate a greater volume of loans, we made additional investments in Raleigh, Durham, Wilmington and Williamston, North Carolina.

As of quarter-end June 30, 2016, we are now 18 months out from the branch transaction. On a core pre-tax, pre-loan loss provision, operating basis, the Company earned $2.5 million for the three-months ended June 30, 2016 compared with $2.4 million for the quarter ended immediately before the branch transaction (September 30, 2014 quarter end). On a core pre-tax, pre-provision, operating earnings per share basis, we earned $0.27 for the most recent quarter compared to $0.25 per share in the quarter ended September 30, 2014.

Our Company’s financial performance is a primary focus of your Board of Directors, management and all employees of First South Bancorp. Our Company was recently recognized by SNL Financial as having one of the fastest rates of year-over-year quarterly operating revenue growth for community banks with total assets less than $1 billion2. Now that the deposits acquired have been deployed into the loan portfolio, our future earnings growth should escalate as we continue to grow earning assets, enhance our non-interest related business lines, and improve operating efficiencies.

Building Long-Term Shareholder Value is Our Ultimate Goal

The Board recently engaged a nationally recognized, independent investment banking group to perform a strategic valuation review of First South Bancorp. This process gave the management team and the Board a better understanding of the Company’s current value, potential acquisition value and ideas around which strategies can be further developed to continue to drive long-term shareholder value. We will continue to look at our strategic plan, our dividend policy and our shareholder communications as ways to enhance our long-term value.

2 Source: SNL Financial Data Dispatch from April 29, 2016, 7:01 am ET and July 27, 2016 6:37 pm ET

In closing, the Board of Directors and management believe that following our Company’s strategic plan keeps us on a path toward creating a high performing community bank. The actions executed by the Board of Directors, the management team and the employees of First South Bank and First South Bancorp over the past four years are fully aligned with the shareholders’ desire for earnings growth and value creation, and we are realizing the results. Earnings should continue to grow as we increase the level of interest-earning assets, improve the current mix of loans and investments, grow new and existing customer relationships, more efficiently utilize our internal resources and seek new sources of revenues. By making sound decisions that are aimed at becoming a high performing independent community bank our Company’s value will continue to be enhanced.

Thank you for your support of First South Bancorp and we welcome your comments and questions.

Sincerely,

Bruce W. Elder, President & CEO

(252) 940-4936

bruce.elder@firstsouthnc.com

Forward-Looking Statements. Statements contained in this letter, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, and including without limitation other factors that could cause actual results to differ materially as discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

Reconciliation of Non-GAAP Measures:	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
	(dollars in thousands except per share data)
Pre-tax pre-provision operating
earnings (non-GAAP):
Income before taxes (GAAP)	$2,277	$2,035	$2,052	$1,847	$1,639	$982	$182	$1,908
Provision for credit losses	325	225	325	335	140	0	0	400
Pre-tax pre-provision net income	2,602	2,260	2,377	2,182	1,779	982	182	2,308
Securities (gains) losses, net	(184)	(284)	(463)	(503)	(201)	(251)	0	0
OREO valuations	103	7	100	10	41	44	131	62
OREO (gains) losses, (net)	14	12	(30)	63	(27)	(46)	(33)	(9)
Pre-tax pre-provision operating
earnings (non-GAAP)	$2,535	$1,995	$1,984	$1,752	$1,592	$729	$280	$2,361

Average basic shares	9,493,776	9,491,201	9,489,222	9,500,885	9,526,656	9,570,820	9,598,007	9,598,007
Average diluted shares	9,519,565	9,514,797	9,513,916	9,520,943	9,546,235	9,590,979	9,618,820	9,616,004

Basic EPS (non-GAAP)	$0.27	$0.21	$0.21	$0.18	$0.17	$0.08	$0.03	$0.25
Diluted EPS (non-GAAP)	$0.27	$0.21	$0.21	$0.18	$0.17	$0.08	$0.03	$0.25

First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	June 30,	December 31,
	2016	2015
	(Unaudited)

Assets

Cash and due from banks	$24,376,456	$19,425,747
Interest-bearing deposits with banks	16,357,259	18,565,521
Investment securities available-for-sale, at fair value	199,855,361	248,294,725
Investment securities held-to-maturity	509,036	508,456
Mortgage loans held for sale	5,251,714	3,943,798

Loans and leases held for investment	668,842,905	607,014,247
Allowance for loan and lease losses	(8,338,244)	(7,866,523)
Net loans and leases held for investment	660,504,661	599,147,724

Premises and equipment, net	11,671,166	13,664,937
Assets held for sale	192,720	-
Other real estate owned	5,540,672	6,125,054
Federal Home Loan Bank stock, at cost	2,317,500	2,369,300
Accrued interest receivable	3,141,824	2,874,506
Goodwill	4,218,576	4,218,576
Mortgage servicing rights	1,272,952	1,265,589
Identifiable intangible assets	1,753,350	1,895,514
Bank-owned life insurance	17,795,206	15,635,140
Prepaid expenses and other assets	6,720,669	8,348,385

Total assets	$961,479,122	$946,282,972

Liabilities and Stockholders' Equity

Deposits:
Non-interest bearing demand	$177,281,556	$169,545,849
Interest bearing demand	242,206,763	246,376,521
Savings	142,151,162	135,369,668
Large denomination certificates of deposit	118,773,827	116,299,196
Other time deposits	145,049,086	143,730,993
Total deposits	825,462,394	811,322,227

Borrowings	32,500,000	37,000,000
Junior subordinated debentures	10,310,000	10,310,000
Other liabilities	5,880,159	5,479,971
Total liabilities	874,152,553	864,112,198

Common stock, $.01 par value, 25,000,000 shares authorized; 9,493,776 and 9,489,222 shares outstanding, respectively	94,938	94,892
Additional paid-in capital	35,978,994	35,936,911
Retained earnings	46,241,836	43,691,073
Accumulated other comprehensive income	5,010,801	2,447,898
Total stockholders' equity	87,326,569	82,170,774

Total liabilities and stockholders' equity	$961,479,122	$946,282,972

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First South Bancorp, Inc. and Subsidiary

Consolidated Statements of Operations

Three and Six Months Ended June 30, 2016 and 2015

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Interest income:
Interest and fees on loans	$7,642,097	$6,260,775	$14,833,692	$12,195,294
Interest on investments and deposits	1,356,030	1,639,763	2,836,282	3,469,740
Total interest income	8,998,127	7,900,538	17,669,974	15,665,034

Interest expense:
Interest on deposits	697,426	562,241	1,366,702	1,131,989
Interest on borrowings	58,711	7,421	131,797	7,516
Interest on junior subordinated notes	141,578	141,578	281,617	280,078
Total interest expense	897,715	711,240	1,780,116	1,419,583

Net interest income	8,100,412	7,189,298	15,889,858	14,245,451
Provision for credit losses	325,000	140,000	550,000	140,000
Net interest income after provision for credit losses	7,775,412	7,049,298	15,339,858	14,105,451

Non-interest income:
Deposit fees and service charges	1,931,050	2,102,664	3,838,457	3,974,859
Loan fees and charges	138,649	63,088	195,634	116,236
Mortgage loan servicing fees	273,689	304,705	507,689	543,447
Gain on sale and other fees on mortgage loans	568,403	572,549	982,264	957,533
Gain (loss) on sale of other real estate, net	(14,315)	27,349	(26,484)	73,216
Gain on sale of investment securities	183,955	201,157	467,470	451,938
Other income	466,798	344,675	1,159,085	678,820
Total non-interest income	3,548,229	3,616,187	7,124,115	6,796,049

Non-interest expense:
Compensation and fringe benefits	4,944,984	4,806,350	9,984,939	9,539,972
Federal deposit insurance premiums	160,525	148,639	322,134	281,882
Premises and equipment	1,380,675	1,290,526	2,754,484	2,664,453
Advertising	229,434	216,967	417,253	379,651
Data processing	749,731	879,576	1,546,217	1,986,421
Amortization of intangible assets	133,571	129,610	265,099	257,069
Other real estate owned expense	212,883	156,849	306,557	363,591
Other	1,235,090	1,397,461	2,556,137	2,807,183
Total non-interest expense	9,046,893	9,025,978	18,152,820	18,280,222

Income before income tax expense	2,276,748	1,639,507	4,311,153	2,621,278
Income tax expense	664,734	485,609	1,238,345	742,303

NET INCOME	$1,612,014	$1,153,898	$3,072,808	$1,878,975

Per share data:
Basic earnings per share	$0.17	$0.12	$0.32	$0.20
Diluted earnings per share	$0.17	$0.12	$0.32	$0.20
Dividends per share	$0.030	$0.025	$0.055	$0.050
Average basic shares outstanding	9,493,776	9,526,656	9,492,489	9,548,393
Average diluted shares outstanding	9,519,565	9,546,235	9,517,248	9,568,257

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